ASTRALIS LTD. REPORTS THIRD QUARTER 2006 RESULTS

Fairfield, New Jersey, November 21, 2006- Astralis Ltd. (OTCBB; ASTR.OB) today announced its results for the third quarter 2006. For the three months ended September 30, 2006, the Company recorded a net loss of $502,808 to common stockholders. The Company, which is a development stage entity, had no revenue during this period. Total shareholders' equity as of September 30, 2006, was ($431,199) and the Company had a cash balance totaling $13,324 as of September 30, 2006.

Research and development expenses for the third quarter 2006 amounted to $173,688.

As of the date of this press release, the Company's liabilities exceed its cash. If the Company does not acquire additional cash within days, it will be forced to cease operations.

ASTRALIS LTD

+1 (973) 227-7168

Michael Garone, Business and Financial Consultant
Email: info@astralisltd.com

                                  ASTRALIS LTD.
                          (A DEVELOPMENT STAGE ENTITY)
                   SELECTED STATEMENT OF OPERATION INFORMATION

                                                                  Three Months
                                                                ----------------
                                                                March 31, 2006 -
                                                                  June 30, 2006
                                                                ----------------
Revenues                                                                     --

Total Operating Expenses                                        $       482,246

Loss of Operations                                              $      (482,246)

Investment Income                                               $           273

Net Loss Before Income Tax Benefit                              $      (502,808)

Income Tax Benefit                                              $            --

Net Loss to Common Stockholders                                 $      (502,808)

Basic and diluted loss per common share                         $         (0.01)

This press release may contain forward-looking statements regarding Astralis Ltd. Actual results may differ materially from those described in the press release as a result of a number of factors, including but not limited to the following: There can be no assurance that Psoraxine(R) will be successfully developed or manufactured, or that final results of human clinical trials will result in the regulatory approvals required to market products, or that final regulatory approval will be received in a timely manner, if at all, or that patient and physician acceptance of this product will be achieved. Astralis will continue its research and development effort to the extent that we do not experience any cash shortfalls, adverse developments in our drug development or competitive or other impediments that an early stage company in our industry may face. Astralis, Ltd. undertakes no obligation to revise or update any such forward-looking statement to reflect events or circumstances after the date of this release.